Exhibit 99.2

Operator:
Welcome to the Multimedia Games second-quarter fiscal year 2004 conference call and webcast. This call is being recorded and will be available for replay by dialing 888-203-1112 or 719-457-0820 and entering the passcode of 475517 followed by the pound key. Once today's presentations are complete, we will conduct a 30-minute question-and-answer session.

Now, at this time, for opening remarks and introductions, I would like to turn the conference over to the President and Chief Executive Officer, Clifton Lind. Mr. Lind, please go ahead.

Clifton Lind, Multimedia Games, Inc. - President, CEO:
Thank you, operator. Welcome to Multimedia Games' fiscal 2004 second-quarter conference call. On the call with me today is Craig Nouis, our CFO. Today, Multimedia reported its fiscal second quarter, with earnings per share of $0.28, which is ahead of the guidance that we provided when we reported our first-quarter results in January. We also reported second-quarter results that show we continue to leverage our core central determinant technology and move into opportunities that will lead to revenue growth of 38% and EBITDA growth of 23%.

Craig and I will provide you perspective on the quarter and expectations for the second half, but first Julia Spencer will present the Safe Harbor comments. Julia?

Julia Spencer, Multimedia Games, Inc. - IR:
Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may contain forward-looking statements within the meaning of applicable securities laws. These statements represent our judgment concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially from those expected. Please refer to the risk factor section of our most recent SEC filings. Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures, calculated and presented in accordance with GAAP, can be found on our website, www.multimediagames.com, in the Investor Relations section. I will now turn the call back to Clifton.

Clifton Lind:
Thank you, Julia. In today's quarterly release, we've provided in-depth detail of our quarterly results, and Craig will expand upon them in his commentary momentarily. But before he does, I wanted to provide a few comments on the quarter, and briefly review our updated financial guidance.

Our solid second-quarter results reflected the first meaningful contribution from our long-term plan to diversify our revenue sources of recurring revenue. We are actively leveraging our server-based gaming systems capabilities, technological strength, [and] knowledge of Native American gaming and other gaming sectors to deliver new gaming products to new markets, while we continue to serve our traditional Class II and Class III Native American customers.

Products in the Tribal Instant Lottery Game and Charity markets both achieved average holds per day above the network average. We were the first to market with products for both of these markets, and continue to be extremely pleased with the performance of these games, and believe that overall, they are performing equal to or better than any competing games in the market. Our core Class II New Generation average hold per day also showed significant improvement over the prior quarter, and actually was at its highest level in four quarters. What is impressive about the rise in average hold per day is that we achieved this without the strategic release of new games that we now plan to launch late in our current quarter. In addition, the rise in average hold per day was accomplished even though we continue to compete with one-touch games in Oklahoma. At the same time, the challenging Oklahoma environment is further proof that it is in our shareholders' best interest to continue executing our strategy for diversification.

Solid second-quarter results were achieved in spite of the impact from start-up expenses associated with the build-out of the New York Lottery racino operations. As Craig will mention, the impact to earnings in the second quarter was $0.25 per share on a split-adjusted basis, and is the same impact we experienced in the first quarter. Clearly, we believe that we are showing, with our second-quarter results, the benefits of our diversification.

Fiscal 2004 guidance. The next item I want to address this afternoon is our updated guidance for fiscal 2004 and the initial guidance for Q3 2004. The updated guidance for the year is $1.29, split-adjusted, EBITDA of $100 million, with Q3 guidance of $0.34 and EBITDA about $26 million. While the full-year EPS guidance and the EBITDA guidance is slightly lower than our previous guidance, these financial targets still represent nearly 20% and 40% year-over-year growth, respectively.

I will get into more details as to what we base our current guidance on after Craig provides some additional commentary on the second-quarter results. Craig?

Craig Nouis, Multimedia Games, Inc. - VP, CFO:
Thanks, Clifton. Earlier today, we reported diluted earnings per share of $0.28 for our fiscal second quarter, compared to a split-adjusted diluted earnings per share of $0.28 in the second quarter of last year, and EBITDA of $22 million for the quarter, compared to $17.9 million for last year's second quarter. Second-quarter EBITDA, net income and earnings per share exceeded the guidance we provided on January 27th.

Net income and earnings per share continue to reflect higher levels of depreciation and amortization associated with our increasing installed base of Class II player stations, which amounted to an average of 9,932 units in Q2 of fiscal 2004, compared to an average installed base of 8,339 Class II player terminals in Q2 fiscal 2003.

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Additionally, there were an average of 1,058 other player terminals installed in the Charity market and the Tribal Instant Lottery Game market in the March 2004 quarter, compared to no units installed in these markets in Q2 fiscal 2003.

As expected, SG&A expenses have increased each quarter. However, as a percentage of our net revenue, SG&A has remained relatively consistent at 39 to 40% over the past three quarters.

Before I review some of the more specific details of the quarter, I want to note that the diluted share count used to compute our earnings per share in the second quarter was approximately 30.8 million shares, versus a split-adjusted diluted share count of 30.5 million shares in the first quarter of this year. The increase in the diluted share count directly relates to the appreciation our stock price has experienced over the last few months. As many of you are aware, the treasury stock method is used to calculate the dilution of outstanding options, and takes into account the average stock price during the period to calculate shares the Company would have repurchased, assuming all outstanding options had been exercised at the beginning of the period.

The dilution caused by the options is offset by the assumed repurchase of shares. Thus, as the average share price rises, fewer shares are assumed to be repurchased. We provided many financial details in the press release this afternoon, so I will limit my comments here to a few specific quarterly highlights. Of course, we can cover anything else during the Q&A.

Second-quarter results benefited from recurring revenue generated from over 10,000 Class II player terminals, with 8,862 of those player terminals being what we classify as New Generation units, which have higher holds per day than our Legacy units, as well as from the recurring revenue generated by an aggregate of 1,573 Charity and Tribal Instant Lottery Game player terminals, which generated higher holds than our Class II network average.

Overall, the network average hold per day per player terminal, including our New Generation, Charity and TILG units, was approximately $127 for the quarter. This represents a sequential improvement of approximately $14 per day per player terminal from the average for the network in the December 2003 quarter.

Net revenue from New Generation Class II player terminals was $29 million, compared to net revenue of $27 million in the December 2003 quarter. The increase in New Generation net revenue is directly attributable to the increase in the average hold per day per player terminal, as we began to realize some of the benefits of the roll-out of our Gen4 player system.

Depreciation and amortization in the March 2004 quarter increased to $8.3 million, from $5.1 million in the March 2003 quarter. As I noted earlier, the higher level of depreciation and amortization is due to the higher average number of installed player terminals in Q2 2004, compared to Q2 2003. Depreciation and amortization expense as a percentage of average PP&E is 9.7% for the current quarter and 9.5% for the December 2003 quarter.

Research and development expense was $3.1 million in the March 2004 quarter, compared to $2.7 million in the December 2003 quarter, reflecting our continued investment in new systems, games, products and markets.

Our cash balances as of March 31, totaled $36.6 million, compared to $6.4 million at December 31. The higher cash level compared to December 31, 2003 reflects the March 2004 payment in its entirety of approximately $21 million advance under a certain loan arrangement with the Lytton Rancheria tribe in October of 2003.

Higher cash levels also reflect the significant cash flow we generate from the recurring revenue on our increasing number of player terminals in the field. During the quarter, we generated $12 million in cash from operations on net income of $8.5 million.

Other assets increased from $12.9 million at December 31, 2003 to $19.3 million as of March 31, 2004, primarily due to the advanced purchase of third-party game theme licenses.

Notes receivable decreased significantly, from $24.6 million as of December 31, 2003, to $7.4 million as of March 31, 2004, which reflects the repayment of the Lytton loan, partially offset by a notes receivable of approximately $1.6 million related to a sale of Class III player terminals in the second quarter, which was repaid this month.

Inventory declined approximately 5%, from $18.2 million at December 31, 2003, to $17.3 million at March 31, 2004, primarily as a result of continued placement of player terminals in new markets such as the Charity and TILG markets, partially offset by the purchase of 1,000 player cabinets late in the quarter.

As of March 31, 2004, Multimedia had 1,254 finished player terminals in inventory, at a cost of $7.6 million, and component parts inventory of $9.7 million. Total additions to our property and equipment in the quarter were $16.2 million, which included approximately $12.1 million in player terminals and related equipment. I would like to point out that the $12.1 million includes more than just the cost of the player terminals. That figure also includes third-party player licenses - game theme licenses, component parts and the related back-office equipment used to run our network.

Accounts payable and accrued expenses at March 31, 2004 increased to approximately $21.5 million, from approximately $10.7 million at December 31, 2003, due primarily to the purchase of third-party game theme licenses during the quarter, and the purchase and receipt of 1,000 finished player terminals late in the quarter.

As discussed in our last conference call, net income and earnings per share continued to be impacted by the start-up expenses for the New York Lottery central system, representing approximately $0.25 per diluted share on a split-adjusted basis for Q2. The same impact was experienced in the first quarter. Net income and diluted earnings per share for Q3 and for Q4 will also reflect the start-up cost for the New York system, as we wait for a critical mass of units being placed in the field, as each of the remaining authorized tracks are experiencing construction or licensing-related delays.

We currently expect that our New York Lottery central system contract will impact Q3 diluted earnings per share by approximately $0.2, and the impact to Q4 earnings per share, which we previously expected to be break-even, now will be approximately $0.2 per share.

Our previous expectations for earnings per share impact in the second half of the year was only $0.1 per share. In total, we expect that our FY '04 split-adjusted earnings per share will be impacted by these start-up costs by approximately $0.9 per share, compared to the previous assumption of $0.3 per share. The delays in the full deployment of the New York Lottery accounts for our slightly revised FY '04 guidance of $1.29 per diluted share, which is about 2.3% lower than our original planned guidance for diluted earnings per share of $1.32.

I will now turn the call back over to Clifton  for a little more  commentary  on
our  third   quarter  and  updated   fiscal  2004  guidance  and  our  strategic
initiatives.

Clifton Lind:
Thank you, Craig. In this afternoon's release, we addressed the operational matters which we believe are most relevant to Multimedia and most pertinent to those following the Company. Given the detailed content in that announcement, I will try to avoid being redundant in my remarks, so as to allow sufficient time for your questions. However, I do want to spend a few moments reviewing a few items.

First, our entire team is committed to achieving or exceeding the guidance we provided today. We are committed to continuing our long history as the innovator of Class II games, gaming engines and gaming systems that have helped us deliver the results we have achieved to date. We developed most of our gaming systems and gaming engines and Class II and Class III products at the request of our customers, and we remain confident that we can continue to offer highly innovative systems, engines and content, and provide creative products and services at a competitive price.

Our fiscal 2004 guidance reflects our projection for continued momentum in the second half of this year. The forecast is based in part on the business expansion initiated during the first half of FY '04, as well as expected developments, including: future placements of additional Class II or Class III units related to signed development agreements; the release of new platforms, new gaming engines and new systems in the traditional Class II markets; the expected additional placements of new products recently released; and the expected placements of new content systems, player terminals and other products in emerging markets.

Today's press release provided perspective as to how we will achieve earnings momentum in the second half of the year. At the same time, we remain very mindful of the fact that we won't provide an explicit roadmap for others in the industry who are also seeking revenue diversification. So, just as we have done this year to date [and] in the past, we will provide the details of our new business once the operations have begun.

While we face a larger impact to earnings per share in the second half of fiscal 2004 due to the construction delays related to the build-out of the New York Lottery racino system, and while we still operate in a challenging Oklahoma market where there is a proliferation of games that regulators currently do not believe are legal Class II games, there are several expected developments which give me confidence that we will meet and hopefully, exceed our financial guidance.

First, [we anticipate] placement in the second half of FY 2004 of at least 1,000 additional New Generation player stations, due to the expansion or new construction of Class II gaming facilities covered by existing Oklahoma development agreements. These placements would be incremental to our historical placements of at least 600 units per quarter for Class II Charity and Tribal Instant Lottery markets.

Second, as results of the continued excellent performance of our games in the Class III tribal casinos, we expect to identify new opportunities for additional Class III player station sales in the second half of this year.

And third, we are projecting increases during our fourth quarter of 10 to 15% system wide for average hold per day, as a result of new content, new gaming engines, new platforms and the speed and versatility of the Gen4 operating system. The Charity and Tribal Instant Lottery markets are also expected to receive the benefit of these initiatives. We are extremely thorough in analyzing new competitive issues and other risks in the markets we serve now and/or plan to serve in the future. Having revisited these changing market conditions, we remain confident about our position and ability to drive further industry innovation while bringing online new markets or products which further diversify our revenue sources.

We are very excited about the new game systems and content that we have recently released and will soon be releasing more broadly to the market. Based on the response from our customers who have seen our new games, gaming systems and platform, Multimedia is laser-focused on leveraging the strength, power and flexibility of what we believe to be the industry's leading central determinant technology into new products to meet their changing needs.

In addition, we are not content with the fact that our technology is perhaps the most advanced in the industry. Each day, we challenge ourselves and our tech teams and engineers to advance our systems and technology to new levels. At quarter's end, we had the largest number of New Generation Class II player stations in service in our Company's history. We have finished the development of a rapidly expanding variety of proprietary and licensed content, including new titles from WMS, Mikohn and Alliance, and are poised to release them in the near future.

As an important force in the Class II markets, and evolving force in the Charity and Tribal Instant Lottery Markets, we continue to be contacted by other content providers who are interested in licensing their contact to MGAM, and we will continue to try to expand our offering to our customers.

Finally, I believe we will soon reap the benefits of the roll-out of our Gen4 gaming system. Gen4 allows us to offer our customers new, exciting games, including bonus-round games, and wide-area progressive games. These types of offerings have proven to be beneficial in the past.

We now have approximately 83% of our revenue from our New Generation games from halls that have been converted to Gen4, and we are about to launch the roll-out of our new games as we continue to roll out Gen4 in the other markets. We will roll out new products based upon the Gen4 technology in all markets, including, in a short period of time, in the New York Lottery, the Charity and Tribal markets and the Tribal Instant Lottery Games, as we refocus our efforts on achieving the advantages that Gen4 offers. We are making good progress for the roll-out of Gen4, and as I said, we'll continue to do it in the balance of the halls in a systematic way.

I think it is evident from this release and our full year's expectations that MGAM continues to have high growth expectations going forward. We believe these expectations will be realized, due in large part to our continued focus on new industry-leading technology and content.

There remains a large number of opportunities where MGAM can leverage its strong technological strength into evolving markets, and we continue to target these markets, and expect to be first to market in most of these opportunities. We have always taken pride in our ability to innovate and, just as importantly, to be the first to market and to help develop new markets where others often follow.

This management team and our Board remain committed to the continued progress of this Company and the continued investment in technology as we move forward.

Operator, let's open the floor to questions.

Questions and Answers:

Operator:
(OPERATOR INSTRUCTIONS). Bill Lerner, Prudential.

Bill Lerner, Prudential - Analyst:
A few questions - one, I presume you would have gotten sooner or later. Can you just comment to the extent that you can on this letter - what appears to be some confusion with the Chickasaw tribe and the WinStar development deal? What is the update there? And then I have a few others.

Clifton Lind:
Okay. Bill, first, both the tribe - we're, as we traditionally do, taking the position that the tribe should take the lead, and we respect their sovereignty and let them take the lead in this issue. But it is fair to say that the tribe and Multimedia are both working together and with NIGC to resolve what I believe is a misunderstanding. I would say that in an effort to be responsive to NIGC, while I was at a meeting at NIGC in Washington, I was handed a very brief letter asking for some additional information that I thought was for a purpose other than the one that they were asking for the information for. I asked to use their fax machine and faxed the letter back to Austin and asked my assistant to contact the tribal customer and get permission to send [the NIGC] documents, and when the customer gave us permission to do that, I authorized my assistant to send the complete files of documents with this particular customer. In the process of doing that, without my explicit knowledge, since I was out of town, but following my instructions, included in that complete file of documents was the original file relating a game we no longer run, MegaBingo(R), in which we had certain responsibilities to the entire group of tribes that we no longer have, since we don't run that game.

Many of the  comments  that  NIGC  made  concerning  our  relationship  with our customer were based upon the statements contained in that inapplicable agreement. I want to take responsibility for the fact that I authorized the entire file to be sent, and in fact apologized to the tribe and NIGC for any confusion that that has created. But I am confident that this will be worked out in a mutually beneficial arrangement that will not impact any of our current earnings, or impact our ongoing relationship with the tribes.

We want to be responsive to NIGC, but I am confident that NIGC wants Class II tribes to have continued sources of funding for their expansion. I don't think there is any vendor who is more tribal-friendly in the agreements that they have, or gives the tribes more flexibility. We don't take any role in the management of the operations, and I am confident that a very workable solution will be arrived at, so that the tribes can continue to enjoy expansion opportunities that they only have when vendors are willing to help them expand.

So I hope that this situation will be resolved very quickly, and again we do not expect it to impact any earnings in the immediate future and feel that, after everyone fully understand the relationship, that we will continue to move ahead with both this customer and others, offering the development agreements that we have.

Bill Lerner, Prudential:
Also, Craig went through what appeared to be the gross impact of the New York delays. A couple of questions on that. One, how many tracks are you talking about impacting there? And number two, if my math is correct, it would seem as though you would have in fact beat original guidance if you had not actually seen these delays. Can you just talk about what actually - essentially, if I strip it out, it looks like the win per unit probably would have taken you up beyond initial expectations. Am I right?

Clifton Lind:
That is correct. I'm going to take that question, Bill, if you don't mind. First, as you know, we only have three of the tracks open today. In the original projections, with two minor exceptions, we expected to have all of the tracks open today. There are only 3,324 player stations online now, although the state expanded the number of operations and we had to staff up to keep the data center open. So we have the impact of longer operating hours and many fewer player stations involved. As I think you are familiar with the schedule, there are probably only two more tracks that will be scheduled to get on[line] now before the end of this year. And then, the balance of the tracks, all of which are the larger tracks, will be coming on after the end of our fiscal year, and two probably won't get on[line] until the first calendar quarter of '05.

So, it is a correct statement to say that the only reason we are bringing down the guidance for the balance of the year is the impact of these delayed openings, and the impact of increased operating costs. On the happy side of this, based upon the information we have been furnished by the tracks, we now expect to have, after the first implementation of what we [call] Phase One, which will be the tracks that come on board with the number of units they now expect between now and May of next year; the size of the overall deployment is now targeted to over 16,000 units, instead of the 14,000 units that we reported last time.

So the tracks' commitments to the growth of this system is growing, but it's going to continue to impact earnings for both of the remaining quarters this year, and depending if there are any other delays, maybe a little bit in the first fiscal quarter of FY '05.

Bill Lerner, Prudential:
And the last ones have to do with the Oklahoma compacting situation. I think, if the tribes decide to move forward, it goes live in the calendar fourth quarter, I believe. Can you talk about what you are hearing out there, tribes' desire to move forward or not, particularly now that the whole DOJ and Supreme Court situation has ameliorated?

Clifton Lind:
First, let me say that is our best information that November 15 is the date at which the tribes will have completed all of the hurdles that they have to complete before they can go into operation. So, there are no tribes who will officially be operating compacted games during our fiscal year. The bad news about that is that means that we will not be operating those compacted one-touch games, either. We have made the decision, as have the other licensed vendors who are talking about supplying machines, not to go into the market until all of the regulatory hurdles have been cleared and everything is in place to do so; it might jeopardize our long-term licensing there.

Because of the fact that the date has moved out, the tribes have a good bit more time to do planning and thinking about what they are planning to do. But the information that we have is that no tribe has really changed its position from what we were told shortly after the compact passed. Those who expected to sign the compact continue to do so; those who expected to operate both Class II and Class III continue to do so. And those tribes that have notified us that they only plan to offer Class II continue to tell us that that is the case.

So I think that, because of the discussion in the press about a potential challenge to the constitutionality [of], or an attempt to overthrow the referendum, I think that the tribes are a little bit quieter right now about their intentions. But it is our assumption that all of the tribes who felt it was in their interest to enter into the compact before certainly feel that way now. And we are basing our projections for next year based on those assumptions.

Operator:
David Bain, Merriman Curhan Ford.

David Bain, Merriman Curhan Ford - Analyst:
Just a little bit more clarity on the management contract versus development deal. Can you give us a little color on where it was left with the NIGC, and if they asked for additional documents for other deals, or that type of thing? Or are they just reviewing the information that you last gave them?

Clifton Lind:
In the letter that we received, they asked the tribe and Multimedia to formally submit the documents for review as a management contract. There have been a number of discussions between the tribe and NIGC, and one conversation between our representatives and NIGC. And the request that they made in their original letter for us to submit ancillary agreements, if any, on this one project still stands.

It is the tribes', I think, plan to try to carry on discussions with NIGC, and possibly not submit any documents for review as a management contract, because the tribe does not believe that this is a management contract. But we will follow the tribe's lead, and we stand prepared to support anything that the tribe asks us to do.

Now, let me say that if we are asked to submit further documents, we certainly will not make the mistake that we did by submitting an inapplicable document in the package. But on the other hand, nearly all of our agreements are similar in nature. And we do not believe that any of them give us any management rights and, as I have said, there were relatively few issues that NIGC had with our agreements, other - most of them had to do with the document that we sent that was inapplicable.

However, NIGC wants to discuss those two or three items. And, following the tribe's lead, we are certainly prepared to discuss them. As you know, we have several former NIGC officials who help us draft these documents and construct them and review them, and we also use a number of outside Native American gaming legal counsel to help us draft and construct these documents. If we have erred, we certainly will modify the documents, because it is the belief of this management team, our internal review board, and all of our external advisers that we have complied with [the rules] in our efforts to draft this document and, both in spirit and in fact, [we are] not in a situation where this is a management contract [or] where we are playing a role in the management.

So, if there is new thinking from the regulators on how these things should be drafted, with the support of the tribe and the permission of the tribe, we will certainly be flexible in redrafting our documents.

And Craig also would like to make a comment here.

Craig Nouis:
Yes. I actually got a good question off line I would like to address. Again, [in our] prior financial statements, before we had the Charity and TILG revenues, if you wanted to determine our share of earnings on the Class II [games], you could divide out the allotments to hall operators via Class II gaming revenues. On a go-forward basis, you need to consider that in our gaming revenue, [under] "All other," our two other sources of revenue will have allotments to hall operators contributing to it, so your math needs to be that you divide the allotments to hall operators by both Class II and all other gaming revenues. The one exception is [for] the Class III revenues, the recurring revenues we get from Washington State, we only record that as our share, and therefore it is not allocated between us and the allotments to hall operators. So I wanted to point that out; that was a good question, and I wanted to make sure we avoided any confusion.

David Bain, Merriman Curhan Ford:
Okay. Yes, because I would have been - okay, got it. And is there a plan to move, over time, to a TITO [ticket in/ticket out] system versus a card system, or is there a competitive advantage to using - or some strategic initiative under way using the card system?

Clifton Lind:
Our system does not care what the currency is. It doesn't care whether it's smart card, ticket-in/ticket-out or a magstripe card. Or, for that matter, cash, if there was any sort of cash system that complied with NIGC regulations.

The fact is that, for those customers, their halls are already primarily ticket-in/ticket-out. We are aggressively interfacing to both their Player Club systems and to their cash management system. Obviously, there is a proliferation of back-office systems out there and player tracking systems. And so we are doing them strategically and at our customers' request. In addition to that, a number of our customers are asking us to help their other vendors convert to our system, because they prefer the magstripe card. They prefer the fact they don't have to balance - to deal with balancing the script. And so there are advantages of both systems. We're willing to go after any opportunity. The speed at which we go after it depends - and whether or not we're willing to pursue it at all - is strictly driven by the economics of the opportunity, and if there's a large number of machines involved. For example, if somebody wanted us to interface to an unusual system that was not used by many gaming operators, and we only got 20 or 30 machines, we probably would have no interest in doing that. But we're certainly rapidly trying to be able to talk to all of the major systems that are out there.

But I think that you'll find, particularly in Oklahoma, that both systems will have traction. And there are three operators who are committed to the ticket-in/ticket-out situation. And, like we have done in California, where our machines are voucher-in and voucher-out, we will interface to their cash management systems and their player tracking systems, and in the order that is most strategic for Multimedia.

David Bain, Merriman Curhan Ford:
And in VictoryLand, did you get a sense, either from management there or your guys on the floor there, how you did versus IGT's first few weeks there?

Clifton Lind:
I have said before that IGT will do well in any market that it goes into, and I think IGT will do extremely well in the locations that they go into in the charity market. Let me just say that our game performance was good before the most recent competitor entered it, and we continue to be pleased with our game performance, and expect to continue to be as good as, if not better, in hold per day as any of the competitors that might come into that market.

David Bain, Merriman Curhan Ford:
Just on the cash balance, do you have any plans for that development deal, keeping the powder dry, growing it or stock buybacks, or -?

Clifton Lind
We have signed two more development deals since we had our last conference call. We are always going to continue to invest in our customers where there is a mutually beneficial relationship, and let me say that we have also agreed to support two different expansions - north of the WinStar facility. But those are subject to our discussions through the tribe, with NIGC, and the tribe's discussion with NIGC to see if we can relieve their concerns about the wording in our development agreements.

Operator:
David Katz, CIBC World Markets.

David Katz, CIBC World Markets - Analyst:
Nice quarter. Most, obviously, have been asked already, but when you sort of color in your guidance, item four, and you talk about placing at least an additional 1,000 New Generation terminals, I believe last quarter we talked about - or you talked about placing 1,500 under development agreements, and say approximately 2,000 by the end of the calendar year. So is it a fair assumption that 500 were placed during the quarter, and that nothing has changed there?

Clifton Lind:
The prospects - that is a fair assumption. The question is, we currently have eight different projects that are either in design or under construction that we are supporting the tribes on, and just as Oklahoma is rarely predictable, just like the weather in Texas, and so the exact turn-on dates on those facilities are subject to completion of the facilities. And those are somewhat subject to weather delays. But there is not anything that has occurred to make us anything but more positive about the completion of a large number of those facilities this year, subject to, again, the discussions that we hope the tribe is able to consummate, and we will possibly participate in with NIGC over the rewording of some of our agreements.

David Katz, CIBC World Markets:
I guess I would like to follow that up. Other that what you just mentioned, are there any other risks to those contracts or those facilities being actualized? Is there any sort of reasonable expectation that this announcement of last Friday could pose any kind of a delay that affects any of these other contracts, or anything else that we should be aware of or looking out for?

Clifton Lind:
Certainly, when you're dealing in a regulated industry like this and the regulator has concerns, there is not any certainty. But as I said, David, we think we created this problem when I authorized the release of the complete file, including an inapplicable agreement. And we're confident that the tribe and Multimedia can address the concerns of NIGC, and structure the agreements in such a way that there is no significant change in either the roll-out of the developments or the financial relationship that we have with the tribes. And I think that there is just a misunderstanding about what role that we play, and I think that the tribe and Multimedia can clear that up, and that we will move forward very quickly with these agreements and others, although there may be a slight change in wording.

But WinStar is the only facility that has actually been the beneficiary of one of these agreements that has gone into play. And so, certainly, while we have funded expansion and progress at other operations, there certainly cannot be any violations associated with managing facilities, because the subject facilities that we're financing the expansion of have not been completed. So we feel that this will be resolved very quickly, and in a mutually beneficial way that respects both the tribe's interest, NIGC's authority and regulatory powers, and also still provides a way for vendors, all vendors, to help Class II tribes expand, and not get involved in the management of the facilities. As I have said before, I believe that the commission wants tribes to have resources - particularly Class II tribes - to expand their facility. And if there are new guidelines that the vendor should be looking at, well, I know that all the vendors, including Multimedia Games, are certainly willing to be flexible in how they structure the agreements. So that's a long answer to the question; I am saying that I'm confident that with the tribe's leadership, all of this will be worked out, and tribes will still have vehicles available for vendors to finance their projects and have [them] not be classified as management contracts.

David Katz, CIBC World Markets:
One more quick one, and then I'll let you go. On charity bingo, it's a market that I guess is developing in sort of a broad term. Can you, to the degree that you're comfortable, just update us on sort of how that is unfolding and where, if at all possible, and sort of your thoughts on the magnitude of it, and so on and so forth?

Clifton Lind:
Sure. We think the real impact is next year. This quarter, we expect to open up another charity market that so far is off our competitors' map, so I won't give you the location of it. And we think that will be followed no later than the first fiscal quarter of next year by another market. As you know, in Alabama, there is going to be a vote that would expand that market pretty significantly. We, along with all the other providers, would like to provide games for the new location that will be going in there, and have every intent of trying to be at least at one of the providers in those new locations, if it is approved. I think the success of the two counties in Alabama have encouraged other counties and other states to look closely at their charity laws to see if they are not also in a position to participate in charity gaming. And [in] the testimony before the House Committee on School Finance here in Texas, two days ago, one of the members of the committee emphasized the fact that if there were video lottery machines authorized in Texas, that the state's own numbers showed that that would hurt the charities if something was not done for the charity.

So, if there is a bill that gets approved and a referendum taken to the voters in Texas, and if it passes, I think that the legislatures in any of these states that authorize racino gaming will also do something quickly for the charities. We have never been more active in more states concerning charity opportunities, and we think that FY '05 and FY '06 will show an extremely large growth in charity gaming of the type that we can support.

Operator:
Jeff Martin, Roth Capital Partners.

Jeff Martin, Roth Capital Partners - Analyst:
You referred to your game performance improvements. I just wanted to know if that is over current levels, or if that is over last year's levels?

Craig Nouis:
That's over a sequential quarter growth rate. The levels that we obtained this quarter, you have got to go back approximately a year before we would have similar type levels.

Jeff Martin, Roth Capital Partners:
And then, my only other question is on the land that you purchased and resold to the Chickasaws. Where does that show up on the balance sheet from the last six months?

Craig Nouis:
It's in the "other assets" and "long-term assets." We would categorize it as contract rights and other assets.

Operator:
Matt Jacob, UBS.

Matt Jacob, UBS - Analyst:
I was wondering if, as more competitors enter your central determination and Class II markets, do you anticipate any change in the pricing model, such as lower revenue-sharing percentages, or outright sale of games?

Clifton Lind:
I think, as each of these markets matures, and the technology becomes more predictable, that you will see the tribes willing to consider outright purchases. But certainly, in the evolving markets such as the "Class II 1/2" market in Oklahoma, I think there's going to be rapid advances in the type of technology available. And the tribes themselves, in most situations, will be reluctant to rush out there and purchase games that may be obsolete in a short period of time. As that market gets older and matures, the tribes will probably be more comfortable with that investment.

Right now, they are transferring all of the technological risk to the vendors, which has proved to be a good approach for them. That is not to say that at some point in the future, when that technology stabilizes, it may [not] be. Certainly, new entrants into any market always puts pressure on a pricing model. We have, for a long time, had in our long-term plan continuing ratcheting down in each of the markets that we serve as those markets mature. There is no impact that is going to be significant, insofar as our forecast is concerned for this year. And we do have in our long-term plan, as I said, and have had for a number of years, a followed policy of ratcheting down the revenue share model, as each given market matures. So certainly, over the long run, there is reason to believe, once technology stabilizes, that the industry will approach what has become the industry standard elsewhere, if like services are given.

But one has to be careful, when looking at the revenue share, because in many cases such as ours, we bundle in a lot of services that the tribes do not pay for. And we have always been willing to offer the tribes unbundled pricing, if they wanted to take on the responsibility for the cost of those other services, and therefore reduce our cost of providing that equipment.

So yes; I think there will be a ratcheting-down price pressure in maturing markets as that happens. And in each of these markets, we have different views of when that might occur.

Operator:
Ray Cheeseman, Jefferies & Co.

Ray Cheeseman, Jefferies & Co. - Analyst:
Clifton, you mentioned Texas. Obviously, that is a very important market, one that is generally considered to be pretty conservative. If it goes and allows gaming, maybe some others [will] follow. What do you think occurs in the next
2.5 weeks down there? Do they see the light, Clifton?

Clifton Lind:
Let me say that we have a Governor, a Lieutenant Governor, [and] leadership in both the House and the Senate who are committed to school tax reform, and all are committed to not only changing the very fundamental way that public schools are financed here, but to also try to increase the level of funding for public schools.

As in most political situations, there are many different ideas of how that is best achieved. Sort of the simplest question confronting, I think, our legislature is whether or not they adopt new funding sources, the largest of which offered in the proposed plan that the Governor supports has been video lotteries of one form or another.

There are also - but that is just the tip of the iceberg, because in a very short legislative session, they have to also not only decide on what the sources of the additional funding will be, but if new funding will eliminate any old funding, or whether it will be additive to old funding. And there's a lot of differences of opinion on that.

Right now, I want to say that this is an extremely fluid situation, even within the question of video lotteries. It's extremely fluid as to which type of system would best serve the state. I want to say that there is a high level of interest among all of the usual suspects. I have never run into so many out-of-town gaming representatives in the halls of our state capital before. But everyone has a high level of interest, as they should, in not only the outcome of this legislation, but in the outcome of the referendum, which nearly all of the political leaders believe must be passed in order for this to proceed without any court challenges.

So if legislation is agreed to in this special session or another called special session, I think it will be some time before exactly how it is going to be implemented will be determined. As you can imagine, every one of the interest holders and stakeholders here thinks that the proposal should be warped more in their favor. It may be that a great compromise was struck because every single different interest is unhappy about something in this proposed legislation. That may mean that they did a fair job of balancing everything. But there's just a lot of moving parts that have to all get in alignment in the next 22 days if this particular special session is going to result in anything. If there is not something passed in this special session, the Governor and the Governor alone has the option of calling another follow-on session, which could build on the progress of this one. But it's really too early in the entire process to know if it's going to be successful, and what kind of gaming equipment or systems are going to be needed.

Obviously, we have a keen interest in this, and are trying to make sure that the state does what is best for the schoolchildren of Texas. So we're watching this with great interest, and occasionally get a chance to speak to some of the products and services that we offer. But we do not have anything included in any forecast, long-term or short-term, associated with this opportunity, because it is just too early to tell if it is going to be real.

Ray Cheeseman, Jefferies & Co:
Good luck, as a home-town team. I had a follow-up question on New York State. When you said that the number of units that you expect to be [in] the final build-out and plug-in to your system would be 16,000 versus 14,000, is that because a particular facility that might be opening later in the cycle is planning to be larger than you originally expected, or is that made up of additional units across the whole spectrum?

Clifton Lind:
No, that is primarily because of the change in the size of one particular racetrack. But actually, there is a second one that has decided to be somewhat larger, as well. So it's really a combination of two. And then, of course, at that point in time, market demand will determine where it goes from there. As we said before, the system is sized to handle 40,000 to 100,000 units, so we would love to see it expand.

Ray Cheeseman, Jefferies & Co.:
That would certainly solve the budget problem in New York. One last question. In Alabama, as we grind down these last days of the legislative session, with VictoryLand looking like a pretty good success, do the other two tracks have a shot?

Clifton Lind:
Of course, each county's situation there is different. And there are metropolitan areas that have unique concerns that were not present at either the VictoryLand or the Greenetrack, but it is the popular wisdom, and I am not predicting what is going to happen, but it is the popular wisdom that there is in fact a good shot of this coming to fruition.

Operator:
Joe Fath, T. Rowe Price.

Joe Fath, T. Rowe Price - Analyst:
Two quick questions for you. In terms of guidance on item number four, I just want to make sure I'm understanding this correctly. Are we talking 2,200 games in the next two quarters? Is that 600 each quarter, historically, plus another 1,000?

Craig Nouis:
That is correct.

Joe Fath, T. Rowe Price:
So 2,200 roughly. How much of that is in the bag, that you know of?

Clifton Lind:
Well, Joe, years ago, people used to ask us to give an order backlog. And then they were astounded to find out that in Native American land, order backlog normally means that you have one of the three different groups of decision-makers asking for the machines to get put in. And so an order does not mean a contract. But first, for 1,000 of those units, there is absolute visibility, subject to allowing the completion of expansion into the other 600 a quarter, which go across three markets. We feel that we have extraordinarily good visibility, and that they, too, are based on expansion plans, while we do not formally have a development contract for [them], many of them are ones that, one way or the other, we are either directly involved in [them] or have been asked to have machines available [for them]. So we think we have a high level of visibility there. And we feel that way even though we are not going to be entering the Oklahoma market with any compacted games until all the i's have been dotted and the t's have been crossed.

So I would not be, giving this - reconfirming this guidance, or including those numbers, if I did not personally have very good visibility into those, and was not personally very confident that those were going to be put in place.

Joe Fath, T. Rowe Price:
Great, that's fair. One other question for you. Just try to help me with my math here. I am running the estimated win per unit per day, and I'm trying to break it out into Class II, and then the TILG games and charity games, kind of for the quarter. And I guess, looking at sequentially, and looking at last quarter to this quarter, I'm getting my win per unit on Class II games as up pretty nicely from $106 to $115. And then the TILG and charity games combined is up from roughly a $146 level to about $170. Are my calculations in the ballpark?

Craig Nouis:
Regarding our Class II Reel Time Bingo, it went from roughly $113 to roughly $122-ish.

Joe Fath, T. Rowe Price:
I'm trying to average it in for the quarter. So that's what I'm trying to get. So $113 to $122?

Craig Nouis:
Yes, strictly for Reel Time Bingo.

Joe Fath, T. Rowe Price:
Okay, for RTB. And then how about on the TILG and charity combined?

Clifton Lind:
We cannot divide it [out because of] nondisclosure agreements with all of the parties, whether they be Native American tribes or the tracks. We just can't give you any better clarity into those numbers.

Operator:
David Bain, Merriman Curhan Ford.

David Bain, Merriman Curhan Ford:
It's actually a follow-up to Joe's. I saw the increase in the win per day also on the Class II units, and was wondering where you think that - if it is more just player acceptance of Reel Time after becoming accustomed to it, seasonality or something else that you can point to - [so that] in fact, when an enforcement action does come, that should go higher. So I'm trying to figure out where that came from this quarter, though.

Clifton Lind:
There were two things involved for this past quarter, David, we believe. And that is we believe that there was, contrary to the overall published surveys of consumer confidence, in Oklahoma and Texas, there was a perceived improvement in consumer confidence in those two economies, and we think that - well, we know that we saw players coming back and playing more and spending more than they had in the past.

In addition, throughout the quarter, we were putting halls on Gen4. And even though we didn't put any of the new games on, Gen4 itself has some inherent advantages that improves the win per day. So, as we continue the roll-out of that, and just recently, we put two of our largest halls on that - not last quarter, just this quarter - we feel that when we combine that in the last quarter with the new games and the new gaming systems and the new platforms that we're getting ready to put out there, that is why we are confident that we will see this 10 to 15% improvement in the hold per day across the board.

But the remarkable thing is that we did that without any new game face releases in the second quarter. And so we are about to - as I say, we have made the decision that it is now strategically appropriate for us to roll out some new game faces, and also to roll out some new engines and platforms. And since we are already at the end of April, and we will just begin the roll-out in the middle of May, we really will not feel the full force of that until we get them all rolled out, which will be the end of this quarter that we are currently in. So primarily, our fourth fiscal quarter will be the one that will benefit from that. That is why we are expecting sort of stable hold per day in our Class II market for this quarter, but with it escalating rather dramatically in the fourth quarter, which has always been a strong quarter for us historically, in our primary markets.

Operator:
Bill Lerner, Prudential.

Bill Lerner, Prudential:
Actually, it has been answered. Thanks a lot.

Operator:
With that, then, I'm going to turn the call back to Clifton Lind for any additional or closing remarks.

Clifton Lind:
I just want to thank everyone who has worked with us in the past, and the new group of investors that is working with us now. And I want to thank our analysts for working so hard to understand a company that has so many moving parts, and seems to be having a new hill to climb after it successfully conquers the last one. This management team and all of our employees are committed to achieving everything that we have talked about today, to the best of our ability. I have never seen a team rise to the occasion as this one has. We know that, both from a competitive standpoint and from the standpoint of having to focus on so many different markets, and taking new products to so many different markets at once, that we're going to be working harder than we ever have before. All of the fine gaming companies that are in this sector are interested in expanding their revenue and trying to get part of our action. And for us to continue to grow the way we have, we know that hard work and ingenuity and innovation are the only way that we're going to be able to continue to make the progress that we have, and that we have committed to our shareholders that we're going to do our best to make.

So thank you for working with us. Craig and I are always available to answer your questions. We appreciate your interest and your willingness to work hard. We hope that our future will continue to be a bountiful one for our shareholders. Thank you.

Operator:
Again, this does conclude today's conference call. We would like to wish everyone a good evening, and thank you for your participation in today's call.